Exhibit 99.3

Schedule of 2005 quarterly net sales and operating income that have been reclassified from the Paper Machine Clothing segment to the Applied Technologies segment.

	2005 Quarterly periods ending				Full year
(in thousands)	March 31	June 30	September 30	December 31	2005
Net sales	2,606	2,015	2,066	2,022	8,709
Operating income	765	346	581	498	2,190